EXHIBIT 4.1

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

METROPOLITAN EDISON COMPANY

7.70% Senior Note due 2019

Original Issue Date:	January 20, 2009
Stated Maturity:	January 15, 2019
Interest Rate:	7.70%
Interest Payment Dates:	January 15 and July 15, commencing July 15, 2009
Regular Record Dates:

The Business Day immediately preceding each Interest Payment Date so long as this Note is issued in book-entry only form, otherwise the fifteenth calendar day next preceding each Interest Payment Date.

Redeemable: Yes x No
NO. 1

$300,000,000	CUSIP No. 591894 BX7

        METROPOLITAN EDISON COMPANY, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the “Company,” which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) or such principal amount as shall be set forth in the Schedule attached hereto on the Stated Maturity specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on the Interest Payment Dates specified above in each year, commencing with the Interest Payment Date next succeeding the Original Issue Date specified above, and at the Stated Maturity, at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment. No interest shall accrue on the Stated Maturity, so long as the principal amount of this Note is paid on the Stated Maturity. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date specified above (whether or not a Business Day) next preceding such Interest Payment Date. Notwithstanding the foregoing, (a) if the Original Issue Date of this Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Issue Date to but excluding such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder hereof on the related Regular Record Date, and (b) interest payable at the Stated Maturity shall be payable to the Person to whom principal shall be payable. Except as otherwise provided in said Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not more than 15 days or less than 10 days prior to such Special Record Date. Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Principal, applicable premium and interest due at the maturity of this Note shall be payable in immediately available funds when due upon presentation and surrender of this Note at the Corporate Trust Office of the Trustee or at the authorized office of any paying agent in the Borough of Manhattan, the City and State of New York. Interest on this Note (other than interest payable at the Stated Maturity) shall be paid by check, payable in clearinghouse funds, mailed to the Holder thereof at such Holder’s address as it appears on the register; provided that if the Trustee receives a written request from any Holder of Notes, the aggregate principal amount of all of which having the same Interest Payment Date as this Note equals or exceeds $10,000,000, on or prior to the applicable Regular Record Date, interest on the Note shall be paid by wire transfer of immediately available funds to a bank within the continental United States designated by such Holder in its request or by direct deposit into the account of such Holder designated by such Holder in its request if such account is maintained with the Trustee or any paying agent.

        This Note is one of a duly authorized issue of Notes of the Company (herein called the “Notes”), issued and issuable in one or more series under an Indenture, dated as of July 1, 1999 (such Indenture as originally executed and delivered and as supplemented or amended from time to time thereafter, together with any constituent instruments establishing the terms of particular Notes, being herein called the “Indenture”) between the Company and The Bank of New York Mellon, as successor trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Notes thereunder and of the terms and conditions upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Note is one of the series designated on the first page hereof.

        Each Note of this series shall be dated and issued as of the date of its authentication by the Trustee and shall bear an Original Issue Date. Each Note issued upon transfer, exchange or substitution of such Note of this series shall bear the Original Issue Date of such transferred, exchanged or substituted Note.

        If any Interest Payment Date, or date on which the principal of this Note is required to be paid is not a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day with the same force and effect as if made on such date, and, if such payment is made or duly provided for on such next succeeding Business Day, no interest shall accrue on such amounts for the period from and after such date, to such Business Day.

        If an Event of Default shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        As set forth in and subject to the provisions of the Indenture, no Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to such Notes, the Holders of a majority in principal amount of the outstanding Notes affected by such Event of Default shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of and any premium or interest on this Note on or after the respective due dates expressed here.

        The Notes will be redeemable, as a whole or in part, at the Company’s option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of such Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 50 basis points. In each case accrued interest will be payable to the redemption date.

        “Treasury Rate” means, with respect to any redemption date,

•
the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)”, or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

•
if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

        “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

        “Comparable Treasury Price” means with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and Goldman, Sachs & Co. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Company.

        “Remaining Scheduled Payments” means, with respect to the Notes to be redeemed, the remaining scheduled payments of principal of and interest on the Notes that would be due after the related redemption date but for such redemption.  If such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment on those Notes will be reduced by the amount of interest accrued on such Notes to such redemption date.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor in lieu thereof whether or not notation of such consent or waiver is made upon such Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest, if any, on this Note at the times, place and rate, in the coin or currency, and in the manner, prescribed herein or in the Indenture.

        The Company, at its option, and subject to the terms and conditions provided in the Indenture, will be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold monies for payment in trust, all as set forth in the Indenture) if the Company irrevocably deposits with the Trustee cash, U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash, or a combination of cash and U.S. Government Obligations, in any case sufficient, without reinvestment, to pay at maturity or the applicable redemption date all Outstanding Notes, including the principal of and any premium and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes.

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note register. Upon surrender of this Note for registration or transfer at the corporate trust office of the Trustee or such other office or agency as may be designated by the Company in the Borough of Manhattan, The City and State of New York, endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note registrar, duly executed by the Holder hereof or the attorney in fact of such Holder duly authorized in writing, one or more new Notes of this series of like tenor and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

        The Notes of this series are issuable only as registered Notes, without coupons, and in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of the same series and tranche, of any authorized denominations, as requested by the Holder surrendering the same, and of like tenor upon surrender of the Note or Notes to be exchanged at the office of The Bank of New York Mellon in New York, New York or such other office or agency as may be designated by the Company from time to time.

        The Trustee shall not be required to exchange or register the transfer of any Notes selected, called or being called for redemption (including Notes, if any, redeemable at the option of the Holder provided such Notes are then redeemable at such Holder’s option) except, in the case of any Note to be redeemed in part, the portion thereof not to be so redeemed.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

        As provided in the Indenture, no recourse for the payment of the principal of or any premium or interest on any Note, or for any claim based thereon or otherwise in respect thereof; and no recourse under or upon any obligation, covenant or agreement of the Company, contained in the Indenture or in any supplemental indenture, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes.

        Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual or facsimile signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        All terms used in this Note which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, Metropolitan Edison Company has caused this Note to be signed in its name by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Corporate Secretary or an Assistant Corporate Secretary.

January 20, 2009

METROPOLITAN EDISON COMPANY
By:
		Name:	James F. Pearson
		Title:	Vice President and Treasurer
ATTEST:

By:	By:
Name:	Rhonda S. Ferguson
Title:	Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes of the series designated and described in the within-mentioned Indenture and Supplemental Indenture.

The Bank of New York Mellon, as Trustee
By:
Name:	Cheryl L. Clarke
Title:	Vice President